                                                                     Exhibit 2.1


                            STOCK PURCHASE AGREEMENT

                           Dated as of August 15, 1996

                                      Among

                       EYE CARE CENTERS OF AMERICA, INC.,

                           VISIONWORKS HOLDINGS, INC.

                                       and

                            THE SELLERS NAMED HEREIN

                                TABLE OF CONTENTS

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
ARTICLE I

     Definitions ............................................................................   1
     1.1      Defined Terms .................................................................   1
     1.2      Other Definitions .............................................................   8

ARTICLE II

     Sale and Purchase of Shares; Cancellation of Options ...................................   8
     2.1      Sale and Purchase of the Shares. ..............................................   8
     2.2      Purchase Price ................................................................   8
     2.3      Closing .......................................................................   9
     2.4      Price Adjustment ..............................................................  10
     2.5      Option Cancellation ...........................................................  13
     2.6      Co-Investment Rights ..........................................................  13

ARTICLE III

     Representations and Warranties .........................................................  13
     3.1      Representations and Warranties of the Sellers .................................  13
     3.2      Representations and Warranties of Purchaser ...................................  28

ARTICLE IV

     Conditions to Closing ..................................................................  29
     4.1      Conditions to the Obligations of Purchaser ....................................  29
     4.2      Conditions to the Obligations of the Sellers ..................................  31

ARTICLE V

     Covenants ..............................................................................  32
     5.1      Maintenance of Business and Preservation of Permits and Services. .............  32
     5.2      Interim Operations of the Company .............................................  32
     5.3      Access by Purchaser ...........................................................  34
     5.4      Consents and Best Efforts .....................................................  34
     5.5      Notification of Certain Matters ...............................................  35
     5.6      No Mergers, Consolidations, Sale of Stock, Etc ................................  35
     5.7      Publicity .....................................................................  35
     5.8      Filing Tax Return .............................................................  35
     5.9      Severance Payments ............................................................  35
     5.10     Sale-Leaseback Obligation Clarification Letter ................................  35

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
     5.11     Further Assurances ............................................................  36

ARTICLE VI

     Taxes ..................................................................................  36
     6.1      Tax Periods Ending on or Before the Closing Date ..............................  36
     6.2      Tax Periods Beginning Before and Ending After the Closing Date ................  37
     6.3      Cooperation on Tax Matters ....................................................  37
     6.4      Tax Sharing Agreements ........................................................  37
     6.5      Certain Taxes .................................................................  38

ARTICLE VII

     Survival and Indemnification ...........................................................  38
     7.1      Survival of Representations, Warranties and Covenants .........................  38
     7.2      Indemnification by the Sellers ................................................  38
     7.3      Other Limitations on Indemnification ..........................................  39
     7.4      Method of Asserting Claims, Etc ...............................................  40
     7.5      Other Remedies ................................................................  41

ARTICLE VIII

     Miscellaneous ..........................................................................  42
     8.1      Payment of Expenses ...........................................................  42
     8.2      Waiver of Conditions ..........................................................  42
     8.3      Seller Representatives ........................................................  42
     8.4      Termination ...................................................................  42
     8.5      Schedules .....................................................................  43
     8.6      Counterparts ..................................................................  43
     8.7      Governing Law .................................................................  43
     8.8      Notices .......................................................................  43
     8.9      Entire Agreement, etc. ........................................................  44
     8.10     Injunctive Relief .............................................................  45
     8.11     Captions ......................................................................  45
     8.12     Termination of Company Shareholders Agreement .................................  45

Exhibits
--------
A-1      Form of Heller Release
A-2      Form of Trademark Security Release Agreement
B        Form of Escrow Agreement
C        Form of Opinion of Counsel to the Company and the Sellers
D        Form of Consulting and Non-Competition Agreement with Richard W. Roberson

Schedules

Schedule 2.1
Schedule 3.1(c)
Schedule 3.1(j)
Schedule 3.1(k)
Schedule 3.1(m)
Schedule 3.1(o)
Schedule 3.1(p)
Schedule 3.1(q)
Schedule 3.1(r)
Schedule 3.1(t)
Schedule 3.1(u)

                            STOCK PURCHASE AGREEMENT

         STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of August 15, 1996, among Eye Care Centers of America, Inc., a Texas corporation (the "Purchaser"), Visionworks Holdings, Inc., a Florida corporation (the "Company"), and the holders of the outstanding shares of common stock, no par value ("Common Stock"), of the Company identified on Schedule 2.1 under the caption "Sellers" (the "Sellers").

         WHEREAS, the Sellers collectively own all of the issued and outstanding capital stock of the Company; and

         WHEREAS, the Company owns all of the issued and outstanding capital stock of Visionworks, Inc., a Florida corporation, and Visionworks Properties, Inc., a Florida corporation; and

         WHEREAS, the Sellers desire to sell and transfer to Purchaser and Purchaser desires to purchase from the Sellers, 100% of the outstanding shares of Common Stock (the "Shares"), as more specifically provided herein;

         NOW THEREFORE, in consideration of the representations, warranties, covenants and agreements contained herein, and subject to and on the terms and conditions herein set forth, the parties hereto agree as follows:

                                    ARTICLE I

                                   Definitions

         1.1 Defined Terms. For purposes of this Agreement, including the Exhibits and Schedules hereto, the following terms have the meanings assigned to them:

                  "Accrued Tax Amount" has the meaning specified in Section 2.3 of the Escrow Agreement.

                  "Actions" has the meaning specified in Section 3.1(p).

                  "Adjustment Date" has the meaning specified in Section 2.4(e).

                  "Adjusted Net Worth" has the meaning specified in Section 2.4(d).

                  "Affiliate" shall mean a Person that directly or indirectly through one or more intermediaries controls, is controlled by or is under common control with the Person specified. For purposes of this definition and as used elsewhere in this Agreement, the term "control" (including the terms "controlling," "controlled by" and "under common control with") of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

                  "Agreement" means this Stock Purchase Agreement and includes the Exhibits and Schedules hereto.

                  "Applicable Laws" means any federal, state, local or foreign statute, law or ordinance, or any regulation, rule or order of any Governmental Authority.

                  "Asset Purchase Agreement" means the Asset Purchase Agreement dated February 3, 1994 by and among Visionworks, Inc., Eckerd Corporation and P.C.V., Inc., as amended by the First Amendment to Asset Purchase Agreement dated March 29, 1994.

                  "Business Day" means any day other than a Saturday, Sunday or day on which banks are required or authorized to close in The City of New York.

                  "Claim Notice" has the meaning specified in Section 7.4(a).

                  "Closing" has the meaning specified in Section 2.3(a).

                  "Closing Balance Sheet" has the meaning specified in Section 2.4(a).

                  " Closing Date" has the meaning specified in Section 2.3(a).

                  "Closing Financial Statements Date" has the meaning specified in Section 2.4(a).

                  " Closing Time" means the time the Closing actually occurs on the Closing Date.

                  "Code" means the Internal Revenue Code of 1986, as amended.

                  " Common Stock" means the shares of Common Stock, no par value, of the Company.

                  "Company" means Visionworks Holdings, Inc., a Florida corporation.

                  "Contract" means any written or unwritten agreement, lease, contract, note, purchase order, order, mortgage, indenture, commitment, arrangement or other similar obligation.

                  "Credit Agreement" means the Credit Agreement, dated as of March 29, 1994, between the Company and the Lenders, as it may have been amended from time to time.

                  "CGW" means CGW Southeast Partners I, L.P.

                  "Director" has the meaning specified in Section 3. 1(o).

                  "Employee" has the meaning specified in Section 3.1(o).

                  "Encumbrance" means any lien, charge, encumbrance, security interest, equity, beneficial interest of others, option, warrant, call, restriction (other than restrictions on resale without registration arising under federal or state securities laws) or claim of third party rights of any nature.

                  "Environmental Law" shall mean any law, regulation, order, decree, opinion, common law or agency policy or requirement relating to the protection of the environment, hazardous or toxic materials, wastes or human health and safety.

                  "ERISA" has the meaning specified in Section 3.1(o).

                  "ERISA Affiliate" has the meaning specified in Section 3.1(o).

                  "ERISA Affiliate Plan" has the meaning specified in Section 3.1(o).

                  "Ernst & Young" means Ernst & Young LLP, independent accountants to Purchaser.

                  "Escrow Agreement" means the Escrow Agreement, to be dated as of the Closing Date, by and among Purchaser, the Sellers and NationsBank (the "Escrow Agent").

                  "Escrowed Indemnification Amount" means $3,000,000.

                  "Escrowed Indemnification Fund" means the fund controlled by the Escrow Agent and created pursuant to the Escrow Agreement into which the Escrowed Indemnification Amount shall be deposited at the Closing.

                  "Escrowed Price Adjustment Amount" means $2,000,000.

                  "Escrowed Price Adjustment Fund" means the fund controlled by the Escrow Agent and created pursuant to the Escrow Agreement into which the Escrowed Price Adjustment Amount is deposited at Closing.

                  "Escrowed Severance Amount" means $1,500,000.

                  "Escrowed Severance Fund" means the fund controlled by the Escrow Agent and created pursuant to the Escrow Agreement into which the Escrowed Severance Amount is deposited at Closing.

                  "Exchange Act" means the Securities Exchange Act of 1934, as amended.

                  "Governmental Authority" means any federal, state, local or foreign court, tribunal, governmental department, agency, board or commission, regulatory authority or other governmental body or instrumentality.

                  "Hazardous Substance" shall mean any substance that is listed, classified or regulated pursuant to any Environmental Law including any petroleum products, asbestos, radon, polychlorinated biphenyls and any mixture or material containing such substances.

                  "Heller" means Heller Financial, Inc.

                  "Heller Obligation" means, as of the Closing Time, (a) the principal amount of, and interest accrued on, the indebtedness of the Company outstanding under the Credit Agreement, including any modifications, refundings, renewals or extensions of any such indebtedness and (b) all fees (including, without limitations all prepayment fees), charges, expenses, reimbursements and indemnification obligations and other amounts payable thereunder.

                  "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and all applicable regulations promulgated thereunder.

                  "Indemnified Party" has the meaning specified in Section
                  7.2(a).

                  "Indemnifying Party" means the individual Seller or the Sellers, collectively, from whom indemnification is claimed by an Indemnified Party pursuant to Section 7.2.

                  "Independent Firm" has the meaning specified in Section
                  2.4(c).

                  "Insurance Policies" has the meaning specified in Section 3.1(t).

                  "Intellectual Property Rights" has the meaning specified in
                  Section 3.l(r).

                  "Interest Rate" means eight percent on an annualized basis.

                  "Interim Balance Sheet" has the meaning specified in Section 3.1(1).

                  "Interim Financial Statements" has the meaning specified in
                  Section 3.1(1).

                  "KPMG" means KPMG Peat Marwick LLP, independent accountants to the Company.

                  "Lenders" means Heller and all other lenders, if any, under the Credit Agreement.

                  "Losses" has the meaning specified in Section 7.2(a).

                  "Management Bonus Amount" means up to $1,000,000.

                  "Material Adverse Effect" means a material adverse effect on the financial condition, properties, business, prospects or results of operations of the Company and the Subsidiaries, taken as a whole, or on the ability of the parties hereto to consummate the transactions contemplated hereby.

                  "Material Contract" has the meaning specified in Section
                  3.1(k).

                  "NationsBank" means NationsBank, N.A. (South), a national banking association.

                  "Net Worth" means, with respect to the Company and the Subsidiaries, total stockholders' equity as set forth in the Closing Balance Sheet and determined on a basis consistent with the Audited Financial Statements or as finally determined pursuant to Section 2.4.

                  "Note Purchase Agreement" means the Note Purchase Agreement, dated as of October 31, 1991, between JEC Facilities Funding II, Inc. and Teachers Insurance and Annuity Association of America, as it may have been amended from time to time.

                  "Notice Period" has the meaning specified in Section 7.4(a).

                  "Option" means each outstanding option, whether or not vested, to purchase Common Stock, all of which are listed on Schedule 3.1(c).

                  "Optionholder" means each person listed on Schedule 3.1(c) as a holder of Options.

                  "Option Amount" has the meaning specified in Section 2.5.

                  "Optionholders Amount" means the aggregate Option Amounts.

                  "PBGC" has the meaning specified in Section 3.1(o).

                  "Pension Plan" has the meaning specified in Section 3.1(o).

                  "Permits" means all licenses, permits, orders, consents, approvals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws (including Environmental Laws) and governmental or regulatory bodies and all industry or other non-governmental self-regulatory organizations.

                  "Person" means an individual, corporation, partnership, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity that may be treated as a person under applicable law.

                  "Plans" has the meaning specified in Section 3.1(o).

                  "Pro Rata Share" means with respect to any Seller, a fraction the numerator of which is the number of Shares specified opposite such Seller's name in Schedule 2.1 and the denominator of which is 1,000,000.

                  "Purchaser" means Eye Care Centers of America, Inc., a Texas corporation.

                  "Purchaser's Objection" has the meaning specified in Section 2.4(b).

                  "Related Person" of a Seller means a Person who is a relative of such Seller, that is controlled by such Seller, in which such Seller has a material economic interest, or with whom Seller has arrangements or understandings relating to transactions between such Person and the Company or any Subsidiary.

                  "Releases" has the meaning specified in Section 2.3(b).

                  "Required Lease Consents" has the meaning specified in Section 3.1(f).

                  "Sale-Leaseback Lease" means the Lease Agreement dated as of March 31, 1989, as amended and restated as of October 31, 1991 between JEC Facilities Funding II, Inc., as Lessor, and Jack Eckerd Corporation, as Lessee, as amended by Amendment No. 1 thereto dated as of June 14, 1993 and as it may have been further amended from time to time.

                  "Sale-Leaseback Obligation" means the amount, as of February 1, 1999, of Visionworks, Inc.'s obligation to purchase the Sale-Leaseback Stores (as defined in the Asset Purchase Agreement) pursuant to Section 1.4(c) of the Asset Purchase Agreement, which amount is $9,979,302.

                  "Sale-Leaseback Obligation Clarification Letter" has the meaning specified in Section 5.10.

                  "Sale-Leaseback Sublease" means the Sublease dated as of March 29, 1994 between Eckerd Corporation and Visionworks, Inc. subleasing property leased pursuant to the Sale-Leaseback Lease, as it may have been amended from time to time.

                  "Securities Act" means the Securities Act of 1933, as amended.

                  "Sellers Amount" means the Total Consideration less the sum of the Sale/Leaseback Obligation, the Heller Obligation, the Escrowed Severance Amount, the Management Bonus Amount and the Optionholders Amount.

                  "Seller Representatives" means Richard W. Roberson and Sharon Brown.

                  "Shares" has the meaning specified in the recitals to this Agreement.

                  "Shortfall" means the dollar amount, if any, by which Trigger Net Worth is greater than Adjusted Net Worth.

                  "Subsidiary" means any Person in which the Company directly or indirectly beneficially owns more than 50% of the outstanding capital stock or other ownership interest, or has the right to elect a majority of the board of directors or other body performing similar functions.

                  "Target Net Worth" means, if the Closing Financial Statements Date is (a) August 31, 1996, $11,210,000, (b) September 28,
                  1996, $11,270,000 or (c) November 2, 1996, $11,6659000.

                  "Tax Return" means any return, declaration, report, claim for refund, information return or other statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

                  "Taxes" means all federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes, duties, imposts, fees or other governmental charges imposed on the income, properties, or operations of the Company or any Subsidiary, including any additions, penalties and interest in respect thereof and any interest with respect of such additions or penalties, whether due or to become due and whether or not contested.

                  "Third Party Claim Notice" has the meaning specified in
                  Section 7.4(a).

                  "Threshold" has the meaning specified in Section 7.2(b).

                  "Total Consideration" means $61,500,000.

                  "Trigger Net Worth" means Target Net Worth less $500,000.

                  "Trust Indenture and Security Agreement" means the Trust Indenture and Security Agreement, dated as of October 31, 1991 between JEC Facilities Funding II, Inc. and the trustees named therein, as it may be amended from time to time.

                  "Year-End Financial Statements" has the meaning specified in
                  Section 3.1(1).

         1.2      Other Definitions. Capitalized terms not otherwise defined in
Section 1.1 hereof shall have the respective meanings assigned to them elsewhere in this Agreement. The words "he", "him" and "his" as used herein shall be deemed to refer equally to the female gender.

                                   ARTICLE II

              Sale and Purchase of Shares; Cancellation of Options

         2.1 Sale and Purchase of the Shares. Subject to the terms and conditions hereof, and based upon the representations, warranties, covenants and agreements set forth herein, each Seller agrees to sell to Purchaser, and Purchaser agrees to purchase from each Seller, the number of Shares held by such Seller (or with respect to which such Seller has the power to sell or cause the sale) as set forth opposite such Seller's name on Schedule 2.1, in each case free and clear of all Encumbrances, for the consideration described in Section 2.2.

         2.2      Purchase Price.

                  (a) In consideration of the sale of the Shares Purchaser shall pay to the Sellers the Sellers Amount, subject to adjustment as provided in Section 2.4 and subject to the amounts to be paid on the Closing Date to the Escrow Agent as provided in Section 2.3(b).

                  (b) A portion of the Total Consideration shall be deemed allocated and paid as follows:

                           (i) immediately prior to the Closing Time, Purchaser shall pay to the Sellers and Sellers shall contribute to the capital of the Company for the purpose of repayment in full of the Heller Obligation, in the manner contemplated by Section 2.3(b), an amount equal to the Heller Obligation;

                           (ii) immediately prior to the Closing Time, Purchaser shall pay to the Sellers and the Sellers shall contribute to the capital of the Company for the purpose of providing consideration to the Optionholders for cancellation of their Options, an amount equal to the Optionholders Amount.

         2.3      Closing.

                  (a) Subject to the terms and conditions herein set forth, the closing of the sale and purchase of the Shares hereunder (the "Closing") shall take place at the offices of Sullivan & Cromwell, 125 Broad Street, New York, New York at 10:00 A.M. on September 15, 1996, or, whether earlier or later than such date, the first date on which the conditions precedent set forth in
Article IV (other than those conditions designating instruments, opinions, certificates or other documents to be delivered at the Closing) shall have been satisfied or waived, or at such other place, time or date as the Purchaser and the Seller Representatives may agree in writing (the "Closing Date").

                  (b) On the Closing Date, Purchaser shall pay, by certified or official bank check or checks payable in New York Clearinghouse (next day) funds, except in the case of any individual payment in excess of $500,000, which shall be made by wire transfer of immediately available (same day) funds, the following amounts in the order specified below:

                           (i)      to Heller, the amount of the Heller
                                    Obligation to such account as Heller may specify not less than two Business Days prior to the Closing Date; and Sellers shall simultaneously deliver to Purchaser (a) a certificate of the Lenders, in form and substance satisfactory to Purchaser, evidencing the satisfaction in full of all the Company's obligations (for payment or otherwise) under the Credit Agreement and the related credit and security documents and (b) instruments of release, in the form of Exhibits A-1 and A-2 (the "Releases"), duly executed by Heller, for itself and as Agent for the Lenders, of any and all Encumbrances securing indebtedness under the Credit Agreement;

                           (ii) to the appropriate recipients thereof, and in the individual amounts thereof, all as indicated in payment instructions delivered by the Seller Representatives to the Purchaser at least two Business Days prior to the Closing Date, the Management Bonus Amount;

                           (iii)    to the Optionholders, the Optionholders
                                    Amount;

                           (iv) to the Escrow Agent, the Escrowed Severance Amount for deposit into the Escrowed Severance Fund;

                           (v) to the Escrow Agent, the Escrowed Price Adjustment Amount for deposit into the Escrowed Price Adjustment Fund;

                           (vi)     to the Escrow Agent, the Escrowed
                                    Indemnification Amount for deposit into the Escrowed Indemnification Fund;

                           (vii) to each Seller, such Seller's Pro Rata Share of the Sellers Amount remaining after subtracting the payments to the Escrow Agent pursuant to subparagraphs (v) and (vi) above.

                  (c)      Simultaneously with the transactions contemplated by
Section 2.3(b), the Sellers shall deliver to Purchaser certificates evidencing all of the Shares, duly endorsed in blank, in proper form for transfer with all requisite stock transfer stamps attached.

                  (d) At or prior to the Closing Date, the Purchaser and each Seller shall sign an Escrow Agreement with NationsBank, substantially in the form of Exhibit B. The Escrowed Price Adjustment Fund shall secure the obligation of the Sellers to pay to Purchaser amounts due to Purchaser, if any, upon any adjustment of the Sellers Amount in accordance with Section 2.4(e) and, accordingly, shall be used to pay amounts due to Purchaser and to make certain payments, if any, to the Sellers, all as provided in Section 2.4(e); the Escrowed Indemnification Fund shall be used to satisfy claims made by Purchaser or other Indemnified Parties for indemnification hereunder, if any, and to make certain payments, if any, to the Sellers, all as provided in Article VII; and the Escrowed Severance Fund shall secure the post-closing obligation of the Company to make payments in respect of the termination of certain employees of the Company as contemplated in Section 5.9 and, accordingly, shall be used to pay amounts due to the Purchaser or the Sellers, as the case may be, in accordance with Section 5.9 and the Escrow Agreement. Such Escrow Agreement shall provide that the Escrowed Price Adjustment Amount, the Escrowed Indemnification Amount and the Escrowed Severance Amount delivered to the Escrow Agent at Closing shall be invested by the Escrow Agent in (a) a money market mutual fund investing solely in short term United States Treasury obligations or
(b) such other investment grade interest-bearing obligations (including discount bills or notes) identified in a joint instruction of the Purchaser and the Seller Representatives, and earnings on such investments shall become part of the Escrowed Price Adjustment Fund, the Escrowed Indemnification Fund or the Escrowed Severance Fund, as the case may be. At any time of determination, the Escrowed Price Adjustment Fund, the Escrowed Indemnification Fund and the Escrowed Severance Fund shall be the balances of the respective accounts maintained by the Escrow Agent for the purposes set forth in this paragraph (d) in accordance with the Escrow Agreement.

         2.4      Price Adjustment.

                  (a) Within 60 days after the Closing Date, the Sellers shall deliver or cause to be delivered to Purchaser a consolidated balance sheet (the "Closing Balance Sheet") of the

Company and the Subsidiaries as of the close of business on the last day of the fiscal month end just prior to the Closing Date (the "Closing Financial Statements Date"), and consolidated statements of earnings, stockholder's equity and cash flows for the fiscal year to date through the Closing Financial Statements Date, together with notes thereto (collectively with the Closing Balance Sheet, the "Closing Financial Statements") which (i) shall set forth the Net Worth as of the Closing Financial Statements Date (such Net Worth not to be adjusted for any of the Closing Date transactions referred to in Section 2.2 or 2.3), (ii) be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the principles and practices used in the preparation of the Year-End Financial Statements, (iii) be prepared in a manner that does not increase any deferred tax asset set forth in the Interim Balance Sheet or create any deferred tax asset not set forth in the Interim Balance Sheet, and (iv) include an unqualified audit opinion thereon by KPMG. Purchaser accepts, for purposes of the calculation of the Sellers Amount adjustment provided for in this Section 2.4, the principles, practices and methodologies used in the preparation of the Year-End Financial Statements.

                  (b) Purchaser shall cause KPMG to have access to the records and personnel of the Company reasonably requested by them for purposes of preparing or auditing the Closing Financial Statements. Ernst & Young shall have the right to take such reasonable steps as they deem necessary to calculate the Net Worth of the Company and the Subsidiaries as of the close of business on the Closing Financial Statements Date and to review the procedures and materials (including work papers) employed by KPMG in connection therewith. Not later than 30 days after receipt of the Closing Financial Statements, Purchaser shall deliver to the Seller Representatives a written notice ("Purchaser's Objection"), setting forth any items with which Purchaser disagrees and a description of the basis for such disagreement.

                  (c) In the event that Purchaser delivers a Purchaser's Objection to the calculation of the Net Worth of the Company and the Subsidiaries set forth in the Closing Balance Sheet, the Seller Representatives shall negotiate in good faith with Purchaser, and Purchaser hereby agrees to negotiate in good faith with the Seller Representatives, for a period of 30 days after receipt of such Purchaser's Objection, to seek to resolve their differences with respect to the Closing Balance Sheet. If Purchaser and the Seller Representatives are unable to resolve all of such disagreements within such 30-day period, then no later than seven days following such 30-day period they shall refer their remaining differences to Price Waterhouse LLP or another internationally recognized firm of independent public accountants having no material relationship with Purchaser, Company, any Seller or any of their respective Affiliates, as to which the Seller Representatives and Purchaser mutually agree (the "Independent Firm") who shall, acting as experts and not as arbitrators, determine, only with respect to the remaining differences so submitted, whether and to what extent, if any, the Net Worth, as derived from the Closing Balance Sheet, requires adjustment. The parties shall instruct the Independent Firm to deliver its written determination to Purchaser and the Seller Representatives no later than the twentieth day after the remaining differences underlying the Purchaser's Objection are referred to the Independent Firm. The Independent Firm's determination of Net Worth shall be conclusive and binding upon Purchaser and Sellers absent manifest error. The fees and disbursements of the Independent Firm shall be shared equally by Purchaser and Sellers. Purchaser and Sellers shall (and Purchaser shall cause the Company to) make readily available to the Independent Firm all relevant books and records and any work papers (including those of the parties' respective accountants) relating to the Closing Balance Sheet and all other items reasonably requested by the Independent Firm.

                  (d) The "Adjusted Net Worth" shall be the Net Worth included in (i) the Closing Balance Sheet as delivered by the Sellers in the event that (x) no Purchaser's Objection is delivered to the Seller Representatives during the 30-day period specified above or (y) Seller Representatives and Purchaser so agree, (ii) the Closing Balance Sheet, as adjusted in accordance with the Purchaser's Objection, in the event that the Seller Representatives do not dispute Purchaser's Objection within the 30-day period following receipt by the Seller Representatives of Purchaser's Objection, or (iii) the Closing Balance Sheet, as adjusted by either (x) the agreement of the Seller Representatives and Purchaser or (y) the Independent Firm.

                  (e) The Sellers Amount shall be adjusted downward and an adjustment payment required pursuant to this Section 2.4(e) only if Adjusted Net Worth is less than Trigger Net Worth. Subject to the Escrow Agent's obligation to pay Accrued Tax Amounts in accordance with Section 2.3 of the Escrow Agreement, on a date following the Closing Date and not later than five Business Days following final determination of the Adjusted Net Worth in accordance with
Section 2.4(d) (the "Adjustment Date"), (i) if Adjusted Net Worth equals or exceeds Trigger Net Worth, the Escrow Agent shall pay to each Seller his Pro Rata Share of the Escrowed Price Adjustment Fund; or (ii) if Adjusted Net Worth is less than Trigger Net Worth, then (x) if the Shortfall is less than or equal to the Escrowed Price Adjustment Amount, the amount of the Shortfall (together with actual interest, capital gains and other income accrued on such amount while in escrow) shall be paid by the Escrow Agent to Purchaser and the balance of the Escrowed Price Adjustment Fund shall be paid by the Escrow Agent to the Sellers in accordance with their respective Pro Rata Shares or (y) if the amount of the Shortfall exceeds the Escrowed Price Adjustment Amount, the amount by which the Shortfall exceeds the Escrowed Price Adjustment Amount (together with interest thereon at the Interest Rate from the Closing Date to the Adjustment
Date) shall be paid to Purchaser by the Sellers in accordance with their respective Pro Rata Shares and the Escrowed Price Adjustment Fund shall be paid by the Escrow Agent to Purchaser. Any amount owing pursuant to this Section 2.4(e) shall be paid on the Adjustment Date to the Sellers or Purchaser, as the case may be, by certified or official bank check or checks payable in New York Clearing House (next day) funds. Except with respect to Accrued Tax Amounts (which shall be paid by the Escrow Agent at the times specified in the Escrow Agreement without any instruction), Purchaser and the Seller Representatives shall jointly instruct the Escrow Agent with respect to the disposition of the Escrowed Price Adjustment Amount. In the absence of agreement on such a joint instruction, the Escrow Agent shall be authorized to pay such amount as instructed by the Independent Firm.

                  (f)      No adjustment or other action taken pursuant to this
Section 2.4 shall affect the rights and obligations of the parties under this Agreement or with respect to the transactions contemplated hereby other than to the extent directly related to the determination of the Adjusted Net Worth.

         2.5 Option Cancellation. On the Closing Date and immediately prior to the Closing Time, each Option shall, without any action on the part of the holder thereof, and whether or not then exercisable, be converted into the right to receive an amount in cash (the "Option Amount"), if any, equal to the product of (x) $39.62 minus the current exercise price per Share of such Option and (y) the number of Shares subject to such Option on the Closing Date, payable to the holder thereof without interest thereon, and such Option will be canceled and retired and shall cease to exist; provided, that the Company shall be entitled to withhold, in accordance with applicable law, from any such cash payment any amounts required to be withheld under applicable law. The Company shall use its best efforts to obtain the consent of each Optionholder to the foregoing treatment of the Options and to take any other action reasonably necessary to effectuate the foregoing provisions. The $39.62 amount referred to above was calculated on the assumption that the Heller Obligation will be $7,500,000 at the Closing Time. To the extent the Heller Obligation at the Closing Time differs from $7,500,000 such that a recalculation of the option cash out price would differ from $39.62, Seller Representatives shall so notify Purchaser at least two Business Days prior to the Closing Date and shall, at such time, notify Purchaser of the amount of the Heller Obligation and the new option cash out price.

         2.6 Co-Investment Rights. The Purchaser agrees that each Seller shall have the right, by written notice given to Purchaser at least 20 Business Days prior to the Closing Date, to purchase, on the same terms and conditions as any affiliate of Desai Capital Management Incorporated, up to such Seller's Pro Rata Share of shares, having an aggregate purchase price of $1,500,000, of common stock of Purchaser to be issued at or prior to the Closing for the purposes of financing, in part, the purchase of the Shares from Sellers. To the extent that any Seller shall not give notice of the exercise of any portion of such co-investment right, each of the other Sellers who has given notice of the full exercise of his or her co-investment right, in compliance with the terms of this Section 2.6, may by written notice given at least 10 Business Days prior to the Closing Date purchase the shares of the Purchaser subject to such unexercised portion up to its pro rata share determined by dividing its Pro Rata Share by the aggregate Pro Rata Shares of all Sellers who have fully exercised such co-investment right.

                                   ARTICLE III

                         Representations and Warranties

         3.1 Representations and Warranties of the Sellers. The Sellers hereby represent and warrant as follows:

                  (a) Authority of Sellers. Each Seller has full legal capacity and, in the case of each Seller who is a trustee or other fiduciary, has full and appropriate power as a trustee or other fiduciary, to execute, deliver and perform this Agreement and the Escrow Agreement and to sell and deliver his or her respective Shares to Purchaser as contemplated hereby.

                  (b) Organization and Authority. Each of the Company and the Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has the full power and authority (corporate and other) to carry on its business as it is now being conducted, to enter into this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder. Each of the Company and the Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such licensing or qualification necessary except where the failure to be so qualified or licensed would not have a Material Adverse Effect. The Company has all necessary power (corporate or other) to execute and deliver this Agreement and the Escrow Agreement and to perform its obligations hereunder and thereunder and all necessary corporate action has been taken by the Company to authorize the transactions contemplated hereby and thereby.


                  (c) Authorized Capital. No capital stock of the Company has been issued subsequent to February 3, 1996. The authorized capital stock of the Company consists of 2,000,000 shares of Common Stock, of which 1,000,000 shares are issued and outstanding. All of the issued and outstanding shares of Common Stock have been duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed on Schedule 3.1(c), there are no preemptive rights nor any outstanding subscriptions, options, warrants, rights (including without limitation, stock appreciation rights), convertible securities or other agreements or commitments of any character of the Company or any Seller relating to the issued or unissued capital stock of the Company. The Company has not repurchased or otherwise acquired any shares of Common Stock since February 3, 1996. Schedule 3.1(c) lists the name of each Optionholder and the number of options to purchase Common Stock held by each such Optionholder.

                  (d) The Shares. Each Seller is the record and beneficial owner of the number of Shares identified to such Seller on Schedule 2.1, free and clear of any Encumbrances. Upon delivery of the Shares by each Seller hereunder to Purchaser at the Closing pursuant to this Agreement, good and valid title to such Shares, free and clear of all Encumbrances, will pass to the Purchaser.

                  (e) Agreements. Each of this Agreement and the Escrow Agreement has been duly executed and delivered by the Company and each Seller and constitutes a valid and binding obligation of the Company and each Seller, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws of general applicability affecting creditors' rights and to general equity principles. In the case of CGW, the execution, delivery and performance of this Agreement by such Seller have been duly authorized by all necessary action on the part of such Seller. Each of this Agreement and the Escrow Agreement will be binding (i) upon the heirs, successors, assigns and personal representatives, if any, of each Seller and (ii) upon the successors or distributees, if any, of each Seller which is a trust.

                  (f) Consents and Approvals. Except for the filing of premerger notification reports under the HSR Act and the consents of third parties required pursuant to the terms of the leases listed on Schedule 3.l(k) (such consents being the "Required Lease Consents"), no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by any Seller, the Company or any Subsidiary in connection with the execution, delivery and performance of this Agreement or the Escrow Agreement and the consummation of the transactions contemplated hereby and thereby. The Required Lease Consents are indicated on Schedule 3.l(k).

                  (g) Non-contravention. The execution and delivery of this Agreement and the Escrow Agreement by the Sellers do not, and the consummation by the Sellers of the transactions contemplated hereby or thereby on their part will not, constitute or result in (i) a breach or violation of, or a default under, the Restated Certificate of Incorporation or By-Laws of the Company or any Subsidiary or any declaration of trust or any fiduciary duty of any trustee to any Seller that is a trust or (ii) subject to obtaining the Required Lease Consents, a requirement for consent pursuant to, a breach or violation of, a default under, or the acceleration of or the creation of an Encumbrance on assets of the Company or any Subsidiary (with or without the giving of notice or the lapse of time) pursuant to, (A) any provision of any Contract, or (B) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental Permit, in either case to which the Company, any Subsidiary or any Seller, is a party, is otherwise subject or by which any of them or their respective properties or assets is bound; or (iii) any change in the rights or obligations of any party under any of such Contracts.

                  (h)      Compliance with Law.

                           (i) The Company and the Subsidiaries have operated and are operating in compliance with all Applicable Laws (including Environmental Laws), except where the failure to comply has not had and would not have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any Subsidiary has received any written notice to the effect that, or otherwise been advised that, it is not operating in compliance with any Applicable Laws. Each license, sublease or other agreement between the Company or any Subsidiary and a doctor of optometry or a professional corporation of a doctor of optometry complies with Applicable Laws and neither the Company nor any Subsidiary is, nor is any other party thereto, in default under any such agreement except where such defaults, individually or in the aggregate, would not have a Material Adverse Effect.

                           (ii) The Company and the Subsidiaries hold all Permits necessary for the ownership and conduct of the respective businesses of the Company and such Subsidiaries in the manner now conducted, and such Permits are in full force and effect except where the failure to hold any Permits, individually or in the aggregate, would not have a Material Adverse Effect. The consummation of the transactions contemplated by this Agreement will not result in any revocation, cancellation, suspension or non-renewal of any such Permit, and there are no pending or threatened suits, proceedings or investigations with respect to revocation, cancellation, suspension or non-renewal thereof and there has occurred no event which (whether with notice or lapse of time or both) would result in such a revocation, cancellation, suspension or non-renewal thereof except where such revocations, cancellations, suspensions or non-renewals, individually or in the aggregate, would not have a Material Adverse Effect.

                  (i) Title to Properties; Absence of Encumbrances, etc. Each of the Company and the Subsidiaries has good and, in the case of owned real property, marketable title to, or a valid and binding leasehold interest in, all of the properties and assets owned or leased by the Company or any Subsidiary free and clear of any Encumbrances, except for: (i) any Encumbrances reflected in the Year-End Financial Statements; (ii) any Encumbrances incurred or created since February 3, 1996 in the ordinary and usual course of business consistent with past practice and which, alone or in the aggregate, would not have a Material Adverse Effect; (iii) any Encumbrances for taxes, assessments and other governmental charges not yet due and payable or due but not delinquent or being contested in good faith by appropriate proceedings; and (iv) any mechanics', workmen's, repairmen's, warehousemen's, carriers' or other like liens and encumbrances arising in the ordinary and usual course of business consistent with past practice or being contested in good faith by appropriate proceedings.

                  (j) Subsidiaries and Affiliates. Schedule 3.1(j) contains a complete and correct list of each Subsidiary, together with (i) their respective jurisdictions of incorporation and (ii) the respective authorized and outstanding capital stock of each. All outstanding shares of capital stock of the Subsidiaries have been duly and validly authorized and issued and are fully paid and nonassessable. The Company owns all of the issued and outstanding capital stock of each Subsidiary, free and clear of any Encumbrance or agreement with respect thereto, including, without limitation, any agreement, understanding or restriction affecting the voting rights or other incidents of record or beneficial ownership pertaining to such shares. There are no preemptive rights nor any outstanding subscriptions, options, warrants, rights, convertible securities or other agreements or commitments of any character giving any person a right to subscribe for or acquire any capital stock or other equity interest of any Subsidiary.

                  (k)      Contracts and Commitments.

                           (i) Except as set forth in Schedule 3.1(k), neither the Company nor any Subsidiary is a party to or bound by:

                                    (A)      any lease of real property for
                                    which the Company or any Subsidiary is
                                    obligated to pay rent;

                                    (B)      any agreement for the purchase or
                                    lease of materials, supplies, goods,
                                    services, equipment or other assets that provides for either (A) annual payments by the Company and the Subsidiaries of $25,000 ($150,000 for inventory purchase agreements) or more or (B) aggregate payments by the Company and the Subsidiaries of $100,000 ($150,000 for inventory purchase agreements) or more;

                                    (C)      any sales, distribution or other
                                    similar agreement providing for the sale by the Company or any Subsidiary of materials, supplies, goods, services, equipment or other assets that provides for either (A) payments to the Company and the Subsidiaries of $25,000 or more in any one year or (B) aggregate payments to the Company and the Subsidiaries of $100,000 or more;

                                    (D)      any material partnership, joint
                                    venture or other similar agreement;

                                    (E)      any agreement relating to (A) the
                                    acquisition of any business or substantially all of the assets of any business or (B) the disposition of all or substantially all of the assets of the Company and/or any of the Subsidiaries (whether by merger, sale of stock, sale of assets or otherwise);

                                    (F)      any agreement relating to
                                    indebtedness for borrowed money or the
                                    deferred purchase price of property (in
                                    either case, whether incurred, assumed,
                                    guaranteed or secured by any asset);

                                    (G)      any material license, franchise or
                                    similar agreement;

                                    (H)      any material agency, dealer, sales
                                    representative, marketing or other similar agreement;

                                    (I)      any agreement that limits the
                                    freedom of the Company or any Subsidiary in any material respect to compete in any line of business or with any Person or in any area or which would so limit the freedom of the Company or any Subsidiary after the Closing Date;

                                    (J)      any agreement with any director,
                                    officer or employee of the Company or any Subsidiary; or

                                    (K)      any other agreement, commitment,
                                    arrangement or plan not made in the ordinary course of business that is material to the Company and the Subsidiaries taken as a whole.

                           (ii)     Each Contract required to be disclosed in
                                    Schedule 3.1(k) (each, a "Material
                                    Contract") is, except as disclosed in
                                    Schedule 3.1(k), a valid and binding
                                    agreement of the Company or a Subsidiary, as the case may be, and, assuming due authorization of parties other than the Company or such Subsidiary, as the case may be, is in full force and effect and is a valid and binding obligation of the Company or such Subsidiary, enforceable in accordance with its terms, subject to bankruptcy, insolvency, moratorium and similar laws of general applicability affecting creditors' rights and to general equity principles. Neither the Company nor any Subsidiary is, nor is any other party thereto, in default or breach in any material respect under the terms of any Material Contract. True and complete copies of the Asset Purchase Agreement, the Sale-Leaseback Lease, the Sale-Leaseback Sublease, the Note Purchase Agreement and the Trust Indenture and Security Agreement have been previously provided to Purchaser and, to the knowledge of Sellers, the Sale-Leaseback Lease, the Note Purchase Agreement and the Trust Indenture and Security Agreement are in full force and effect. There are no amendments, waivers or other modifications to any of such contracts or to any of the Material Contracts which have not been provided to Purchaser. At the time when Visionworks, Inc. is required to satisfy the Sale Leaseback Obligation in accordance with the terms of the Asset Purchase Agreement, there shall be no Early Termination Rent (as defined in the Asset Purchase Agreement by reference to the Sale-Leaseback Lease) due as a result of the satisfaction of such Sale-Leaseback Obligations. The Sale-Leaseback Obligation valued as of the date hereof is $11,259,209. The Sale-Leaseback obligation as of February 1, 1999 will be $9,979,302. With respect to the agreements relating to indebtedness for borrowed money or the deferred purchase price of property (in either case, whether incurred, assumed, guaranteed or secured by any asset) listed on Schedule 3.1(k), the true amounts of such indebtedness outstanding is noted on
                                    Schedule 3.1(k). The Heller Obligation will be no less than, as of (i) August 31, 1996, $7,500,000, (ii) September 27, 1996,
                                    $7,000,000 and (iii) November 2, 1996,
                                    $6,500,000.

                  (l) Financial Information. The Purchaser has received true and complete copies of the audited consolidated balance sheets of the Company as at February 3, 1996 and January 28, 1995 and the audited consolidated statements of earnings, stockholders' equity and cash flows, for the years then ended, together with the notes thereto (such balance sheets and statements, collectively, the "Year-End Financial Statements") and the unaudited consolidated balance sheet (the "Interim Balance Sheet") and statements of earnings, stockholders' equity and cash flows, as at and for the period ended June 29, 1996 (collectively, the "Interim Financial Statements"). The Year-End Financial Statements and Interim Financial Statements fairly present the consolidated financial position of the Company and its consolidated Subsidiaries as of the respective dates thereof or for the periods then ended, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated, subject, in the case of the Interim Financial Statements, to normal year-end adjustments. The Closing Balance Sheet will fairly present the Net Worth of the Company and its consolidated Subsidiaries as at the Closing Financial Statements Date and will be prepared in accordance with generally accepted accounting principles applied on a basis consistent with the balance sheet included in the Year-End Financial Statements.

                  (m)      Absence of Certain Changes. Except as set forth in
Schedule 3.1(m) or in the Interim Financial Statements, since February 3, 1996, the Company and each Subsidiary has conducted its business only in, and has not engaged in any material transaction other than in, the ordinary and usual course of its business consistent with past practice and there has not been:

                  (i) any material adverse change in the financial condition, properties, business, prospects or results of operations of the Company and the Subsidiaries, taken as a whole;

                  (ii) any declaration, setting aside or payment of any dividend or other distribution with respect to the capital stock of the Company or any Subsidiary;

                  (iii) any sale, assignment or transfer of any of the assets of the Company or any of the Subsidiaries which has had or would have a Material Adverse Effect;

                  (iv) any loan, advance or capital contribution to, or investment in, any Person or any waiver or compromise by the Company or any Subsidiary of any right or any debt owed to it, in any such case that is not in the ordinary course of business;

                  (v) any change by the Company or any Subsidiary in accounting principles, practices or methods or in cash management practices;

                  (vi) any Encumbrance (except contractual landlord's liens and statutory and other non-consensual liens) on any assets of the Company or its Subsidiaries which has had, or if foreclosed would have, a Material Adverse Effect;

                  (vii) any increase subsequent to February 3, 1996 in the compensation of any officer or director of the Company or any Subsidiary or any employee whose total compensation in 1995 exceeded $100,000, or any resignation, retirement or termination of employment of any such officer, director or employee;

                  (viii) issuance by the Company or any Subsidiary of, or commitment of the Company or any Subsidiary to issue, any shares of capital stock or obligations or securities convertible into or exchangeable for shares of capital stock;

                  (ix) amendment, cancellation or termination of any license or other instrument material to the Company or any Subsidiary;

                  (x) failure to operate the business of the Company and its Subsidiaries in the ordinary course or to use reasonable efforts to preserve the business intact, to keep available to Purchaser the services of the key employees of the Company and the Subsidiaries, and to preserve for Purchaser the goodwill of the Company's and the Subsidiaries' suppliers, customers and others having business relations with them, except where such failures, individually or in the aggregate, would not have a Material Adverse Effect;

                  (xi) revaluation by the Company of any of its assets, including without limitation, writing off notes or accounts receivable other than in the ordinary course of business;

                  (xii) damage, destruction or loss adversely affecting the properties of the Company, except where such damage, destruction or loss would not have a Material Adverse Effect after taking into account any insurance proceeds payable to or actually received by the Company or any Subsidiary;

                  (xiii) indebtedness incurred by the Company or any Subsidiary for borrowed money or any commitment to borrow money entered into by the Company or any Subsidiary, or any loans made or agreed to be made by the Company or any Subsidiary, other than in the ordinary course of business consistent with Past practices;

                  (xiv) (a) any event that has given rise to any liability of the Company or any Subsidiary, whether accrued, absolute, contingent, determined, determinable or otherwise, which is reasonably expected to exceed $100,000 ($150,000 for inventory purchase obligations), or (b) any increase or decrease in the amount of or any change in the assumptions underlying, or methods of calculating, any contingency or other reserves;

                  (xv) changes or developments in federal or state laws, regulations, judicial decisions, or administrative orders or decisions, affecting the business of the Company or any Subsidiary as conducted on the date hereof, other than any such changes that would not have, individually or in the aggregate, a Material Adverse Effect;

                  (xvi) any material agreement, arrangement or understanding entered into by the Company or any Subsidiary, on the one hand, with any Seller or Related Person of a Seller, on the other hand; or

                  (xvii) any other event or condition (other than events or conditions in the capital or other markets in which the Company and the Subsidiaries operate) or action or omission of the Company or any Subsidiary which would have a Material Adverse Effect.

                  (n) Absence of Undisclosed Liabilities. Except as set forth or provided for in the Year-End Financial Statements or the Interim Financial Statements, which have heretofore been delivered to the Purchaser, there are no obligations or liabilities (other than obligations and liabilities arising in the ordinary course of business subsequent to the date of such Interim Financial Statements), whether or not accrued, contingent or otherwise,
(i) of the Company or any Subsidiary or (ii) of any of their respective directors, officers, employees or agents, if such obligations or liabilities would give rise to indemnification obligations on the part of the Company or any Subsidiary, in each case including, without limitation, any such obligations or liabilities relating to any facts or circumstances of which the Sellers are aware that could result in any claims against or obligations or liabilities of the Company or any Subsidiary.

                  (o)      Employee Benefits.

                  (i) Schedule 3.1(o) contains a complete and accurate list of all existing bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment or severance agreements and all similar arrangements in which any employee or former employee (an "Employee") or director or former director (a "Director") of the Company or any Subsidiary participates or to which any such Employee or Director is a party (the "Plans"). Except as set forth in Schedule 3.1(o), neither the Company nor any Subsidiary has any commitment to create any additional material Plan or to modify or change any existing Plan in a material respect.

                  (ii) Except as set forth in Schedule 3.1(o), each Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Code and all filings, disclosures and notices required by ERISA or the Code (including notices under Section 4980B of the Code) have been timely made. Each Plan which is an "employee pension benefit plan" within the meaning of
                           Section 3(2) of ERISA (a "Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service for "TRA" (as defined in Rev. Proc. 93-39), or will file for such a determination letter prior to the expiration of the remedial amendment period for such Plan, and the Company is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no material pending or, to the best knowledge of the Company, threatened legal action, suit or claim relating to the Plans. Neither the Company nor any Subsidiary has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, would reasonably be expected to subject the Company or any Subsidiary to a tax or penalty imposed by either Section 4975 of the Code or
                           Section 502(i) of ERISA in an amount which would be material.

                  (iii) No material liability under Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or any single-employer plan of any entity (all "ERISA Affiliate") which is considered one employer with the Company under Section 4001(b) of ERISA or Section 414(b) or (c) of the Code (an "ERISA Affiliate Plan"). None of the Company, the Subsidiaries or any ERISA Affiliate contributes to, sponsors or maintains, or have ever contributed to, sponsored or maintained, a single employer plan, any Pension Plan subject to Section 412 of the Code or Section 302 of ERISA, or any ERISA

                           Affiliate Plan, as the case may be. None of the Company, the Subsidiaries or any ERISA Affiliate contributes to or have ever contributed to or been required to contribute to a "multiemployer plan" (within the meaning of Section 3(37) of ERISA) under Title IV of ERISA.

                  (iv) All contributions required to be made under the terms of any Plan have been timely made or have been reflected in the Financial Statements.

                  (v) Except as set forth on Schedule 3.1(o), neither the Company nor any Subsidiary has any obligations to provide retiree health and life benefits under any Plan, other than benefits mandated by Section 4980B of the Code. To the knowledge of the Company, there has been no communication to Employees by the Company that would reasonably be expected to promise or guarantee such Employees retiree health or life benefits on a permanent basis.

                  (vi) Except as set forth on Schedule 3.l(o), the Company and the Subsidiaries do not maintain any Plans covering foreign Employees. All Plans covering foreign Employees comply in all respects with Applicable Law. The Company and its Subsidiaries have no material unfunded liabilities with respect to any Plan which covers foreign Employees.

                  (vii) With respect to each Plan, the Company has provided or made available to the Purchaser, if applicable, true and complete copies of existing: (A) Plan documents and amendments thereto; (B) trust instruments and insurance contracts; (C) Forms 5500 filed with the Internal Revenue Service; (D) most recent actuarial report and financial statement; (E) most recent summary plan description; (F) forms filed with the PBGC (other than for premium payments); (G) most recent determination letter issued by the Internal Revenue Service; (H) any Form 5310 or Form 5330 filed with the Internal Revenue Service; and (I) most recent nondiscrimination tests performed under ERISA and the Code (including 401(k) and 401(m) tests).

                  (viii) Except as set forth on Schedule 3.1(o), the consummation of the transactions contemplated by this Agreement would not reasonably be expected to (A) entitle any Employee, or Director to severance pay or similar compensation, (B) result in the vesting or acceleration of any benefits under any Plan or (C) result in any material increase in benefits under any Plan.

                  (p) Litigation. Except as disclosed in Schedule 3.1(p) or the Year-End Financial Statements, there is no action, order, writ, injunction, judgment or decree outstanding or suit, litigation, proceeding, labor dispute (other than routine grievance procedures), arbitral action, investigation, lawsuit or reported claim (collectively, "Actions") pending or threatened against or relating to (i) the Company or any Subsidiary, (ii) any Benefit Plan or any fiduciary or administrator thereof or (iii) the transactions contemplated by this Agreement, except for Actions which, if resolved adversely to the Company or a Subsidiary, would not have a Material Adverse Effect. Neither the Company nor any Subsidiary is in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against the Company or any Subsidiary.

                  (q)      Taxes.  Except as set forth in Schedule 3.1(q),

                  (i) (A) All Tax Returns required to be filed by the Company or any Subsidiary have been timely and properly filed, (B) all such Tax Returns are correct and complete, (C) all Taxes shown or required to be shown to be as due on such Tax Returns have been paid in full or properly provided for in the books and financial statements of the Company and its Subsidiaries, (D) each of the Tax Returns referred to in clause (A) has been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (E) all Tax deficiencies asserted in writing and assessments made by a federal, state, local or foreign taxing authority have been paid in full or provided for on the books and financial statements of the Company or its Subsidiaries (including, without limitation, any liability for Taxes arising out of the inclusion of the Company and the Subsidiaries in any consolidated U.S. federal Tax Return), (F) no disputes or claims concerning any Tax liability of the Company or any Subsidiaries have been (i) raised by any taxing authority in writing or (ii) otherwise become known (on the basis of personal contact with any agent of such taxing authority) to any of the Sellers or the Directors and officers (or Employees responsible for Tax matters) of the Company and its Subsidiaries, (G) no claim has ever been made by an authority in a jurisdiction where any of the Company and its Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction, (H) no settlement has been made or agreed to in a currently pending examination of any of the Tax Returns referred to in clause (A), and (I) no waiver of a statute of limitation has been given or requested by or with respect to any Taxes of the Company or any Subsidiary, and neither the Company nor any Subsidiary has agreed to any extension of time with respect to a Tax assessment or deficiency or currently benefits from any extension of time within which to file any Tax Return. An accurate copy of each income Tax Return referred to in clause (A) (as well as any examination reports or statements of deficiencies assessed or agreed to with respect to any Taxes) has been made available to Purchaser.

                  (ii) As a result of Purchaser's purchase of the Shares or any terminations of employment in connection with such purchase, neither the Company nor any Subsidiary or the Purchaser will be obligated to make a payment to an individual that would be a "parachute payment" to a "disqualified individual" as those terms are defined in Section 28OG of the Code (without regard to whether such payment is reasonable compensation for personal services performed or to be performed in the future).

                  (iii) The Company and each Subsidiary will have withheld any Tax required to be withheld under applicable law and regulations at any time prior to the Closing, and such withholdings will have either been paid to the proper Governmental Authority or set aside in accounts for such purpose.

                  (iv) There are no Encumbrances relating or attributable to Taxes with respect to, or connected with, the assets of the Company or any Subsidiary, other than any liens for current Taxes not yet due and payable.

                  (v) Neither the Company nor any Subsidiary has filed a consent under Code Section 341(f) concerning collapsible corporations.

                  (vi) Neither the Company nor any Subsidiary has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code
                           Section 897(c)(1)(A)(ii).

                  (vii) Neither the Company nor any Subsidiary (a) is a party to any Tax allocation or sharing agreement, (b) has been a member of an Affiliated Group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company) or
                           (c) has any liability for the Taxes of any Person (other than any of the Company and the Subsidiaries) under Reg. Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise.

                  (viii) The accrued but unpaid Taxes of the Company and the Subsidiaries (A) do not exceed the amount accrued or reserved with respect to Tax liabilities (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Interim Financial Statements, (B) do not exceed the amount referred to in clause (A) as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company and the

                           Subsidiaries in filing their Tax Returns and (C) will not, as of the Closing Date, exceed the amount accrued or reserved with respect to Tax liabilities set forth on the Closing Balance Sheet (other than any reserve for deferred Taxes established to reflect timing differences between book and Tax income).

                  (r) Intellectual Property. All of the Company's and the Subsidiaries' registrations of trademarks and of other marks, trade names or other trade rights, and all pending applications for any such registrations and all of the Company's and the Subsidiaries' patents and copyrights and all pending applications therefor; all other trademarks and other marks, trade names and other trade rights and all other trade secrets, designs, plans, specifications and other proprietary rights, whether or not registered (collectively, "Intellectual Property Rights") are listed in Schedule 3.1(r). The Company and the Subsidiaries have valid and enforceable rights (i) under the trade name license agreement referred to in item 1 of Schedule 3.1(r), to the trade name "Eckerd Optical" and (ii) to the servicemark and trade name "Visionworks" referred to in item 2 of Schedule 3.1(r). The Intellectual Property Rights listed in Schedule 3.1(r) constitute all material Intellectual Property Rights used in the business of the Company and the Subsidiaries. No Person, other than the Company or any Subsidiary, has a right to receive a royalty or similar payment in respect of any Intellectual Property Rights pursuant to any contractual arrangements entered into by the Company or any Subsidiary, and no Person, other than the Company or any Subsidiary, otherwise has a right to receive a royalty or similar payment in respect of any such Intellectual Property Rights. Except as disclosed in Schedule 3.1(r), the Company and the Subsidiaries have no licenses granted by or to them or other agreements to which they are a party, relating in whole or in part to any of the Intellectual Property Rights. The Company's and any Subsidiary's use of the Intellectual Property Rights is not infringing upon or otherwise violating the rights of any third party in or to such Intellectual Property Rights, and no proceedings have been instituted against or notices received by the Company or any Subsidiary that are presently outstanding alleging that the Company's and such Subsidiary's use of its Intellectual Property Rights infringes upon or otherwise violates any rights of a third party in or to such Intellectual Property Rights.

                  (s)      Environmental Matters.

                  (i) the Company and each Subsidiary has complied at all times with all applicable Environmental Laws;

                  (ii) no property (including soils, groundwater, surface water, buildings or other features) owned or operated by the Company or any Subsidiary is contaminated with, or has had any release of, any Hazardous Substances;

                  (iii) no property (including soils, groundwater, surface water, buildings or other features) formerly owned or operated by the Company or any

                           Subsidiary has been contaminated with Hazardous Substances during such period of ownership or operation;

                  (iv) neither the Company nor any Subsidiary is subject to liability for any Hazardous Substance disposal or contamination on any third party property;

                  (v) neither the Company nor any Subsidiary has received any notice, demand, letter, claim or request for information indicating that the Company or any Subsidiary may be in violation of or subject to liability under any Environmental Law;

                  (vi) neither the Company nor any Subsidiary is subject to any order, decree, injunction or other arrangement with any Governmental Authority or any indemnity or other agreement with any third party arising under any Environmental Law or relating to Hazardous Substances;

                  (vii) none of the properties owned or operated by the Company or any Subsidiary contains any underground storage tanks, asbestos containing material, lead products, or polychlorinated biphenyls;

                  (viii) neither the Company nor any Subsidiary has engaged in any activities involving the generation, use, handling or disposal of any Hazardous Substances.

                  (ix) there are no circumstances or conditions involving the Company or any Subsidiary that could reasonably be expected to result in any claims, liabilities, investigations, costs or restrictions on the ownership, use, or transfer of any property pursuant to any Environmental Law.

                  (t) Insurance. The Company and each Subsidiary has maintained, and at the date hereof has in effect, such policies of motor vehicle, property, casualty, workers' compensation, general liability and other insurance, including without limitation group insurance and any other life, health, disability or other insurance for the benefit of employees or their dependents or both (the "Insurance Policies"), as are required by law and are adequate and appropriate with respect to their respective businesses. Neither the Company nor any Subsidiary has given or received any notices of cancellation or nonpayment of the premiums for such Insurance Policies and the premiums due thereon have been fully paid. Schedule 3.1(t) lists all material Insurance Policies of the Company and the Subsidiaries.

                  (u) Accounts Receivable and Reserves. Except as set forth on Schedule 3.1(u), all accounts receivable reflected on the Interim Balance Sheet and accrued since the date thereof represent bona fide sales actually made in the ordinary course of business or other transactions actually made, and are current and fully collectible net of any collateral or reserves for doubtful accounts shown on the Interim Balance Sheet (which reserves are adequate and were determined consistent with past practice). All notes receivable reflected on the Interim Balance Sheet are current and fully collectible net of any reserves shown on the Interim Balance Sheet (which reserves are adequate and were determined consistent with past practice). Except as set forth in Schedule 3.1(u), all such account and note receivables are reflected in the Interim Balance Sheet or were accrued since the date thereof in accordance with generally accepted accounting principles applied on a consistent basis. Except as set forth on Schedule 3.1(u), no objection, claim or offset has been made by any Person regarding any such receivables. Except for charges against and additions to the reserve against doubtful receivables in the ordinary course of business, there has been no release or write-down of any reserves carried on the balance sheet included in the Year-End Financial Statements subsequent to February 3, 1996. Reserves have been established and utilized subsequent to February 3, 1996 only in the ordinary course on a basis consistent with past practice.

                  (v) Severance. All obligations of the Company or any Subsidiary for severance or other payments, including with respect to accrued vacation, to any Director or Employee arising out of the transactions contemplated hereby (whether arising on, before or after the date of this Agreement) do not exceed in the aggregate $1,500,000.

                  (w) Brokers and Finders. No Person is or will be entitled to receive from the Purchaser, the Company or any of its Subsidiaries, or their respective directors, officers, employees or agents any investment banking, financing, brokerage, finder's, breakup, termination or similar fee or commission in connection with the transactions contemplated by this Agreement on account of services rendered to any Seller or the Company or any Subsidiary.

                  (x) Disclosure. No representation or warranty of the Sellers contained in this Agreement (including the Schedules hereto) contains any untrue statement of a material fact, or omits to state any material fact which is required to be stated therein or necessary in order to make the statements contained herein or therein, in light of the circumstances in which they were made, not misleading.

         3.2 Representations and Warranties of Purchaser. Purchaser hereby represents and warrants to the Sellers that:

                  (a) Corporate Authority. Purchaser has the requisite power and authority (corporate and other) and has taken all corporate action necessary in order to execute and deliver this Agreement and the Escrow Agreement and to consummate the transactions contemplated on its part hereby and thereby. Each of this Agreement and the Escrow Agreement is a valid and binding agreement of Purchaser enforceable against Purchaser in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

                  (b) Corporate Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas.

                  (c) Consents and Approvals. Other than the filing of notification reports under the HSR Act, no consent, approval or authorization of, or declaration, filing or registration with, any Governmental Authority or any other Person, is required to be made or obtained by Purchaser in connection with the execution and delivery of this Agreement or the Escrow Agreement by Purchaser and the consummation by Purchaser of the transactions contemplated hereby and thereby.

                  (d) Non-contravention. The execution and delivery of this Agreement and the Escrow Agreement by Purchaser do not, and the consummation by Purchaser of the transactions contemplated hereby and thereby on its part will not, constitute or result in (i) a breach or violation of, or a default under, the Certificate of Incorporation or By-Laws of Purchaser; (ii) a breach or violation of, or a default under, any provision of (A) any Contract or (B) any law, rule, ordinance or regulation or judgment, decree, order, award or governmental or non-governmental Permit, in either case to which Purchaser or its properties or assets is subject.

                  (e) Securities Act. Purchaser is purchasing the Shares for its own account and not with a view to any distribution or resale of the Shares in any manner that would be in violation of the Securities Act.

                  (f) Brokers and Finders. No Person is or will be entitled to receive from the Sellers, the Company or any of its Subsidiaries, or their respective directors, officers, employees or agents any investment banking, financing, brokerage, finder's, breakup, termination or similar fee or commission in connection with the transactions contemplated by this Agreement on account of services rendered to Purchaser.

                                   ARTICLE IV

                              Conditions to Closing

         4.1 Conditions to the Obligations of Purchaser. The obligation of Purchaser to consummate the purchase of the Shares under this Agreement shall be subject to the satisfaction or waiver by Purchaser prior to or at the Closing of each of the following conditions precedent:

                  (a) Representations, Warranties and Covenants. All representations and warranties of the Sellers contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date; provided, however, that for purposes of determining the satisfaction of the condition contained in this Section 4.1(a), no effect shall be given to any exception or qualification in such representations and warranties relating to materiality or a Material Adverse Effect, and such representations and warranties shall be deemed to be true and correct in all material respects only if the failure or failures of such representations and warranties to be so true and correct without regard to materiality and Material Adverse Effect exceptions or qualifications do not represent in the aggregate a Material Adverse Effect; and the Company and the Sellers shall have performed all agreements and covenants required hereby to be performed by the Company and the Sellers, respectively, prior to or at the Closing Date. There shall be delivered to Purchaser certificates of the Company and the Sellers to the foregoing effect.

                  (b) Consents. All consents (including, without limitation, all consents relating to leases of real property), approvals and waivers from Governmental Authorities and other Persons necessary to permit Purchaser to consummate the transactions contemplated hereby or necessary to avoid a breach of, default under or termination of any Material Contract or Permit of the Company or any Subsidiary shall have been obtained.

                  (c) Tender of All Shares. Notwithstanding the several nature of the sale obligations of the Sellers, each Seller shall have tendered to Purchaser at the Closing all of the Shares identified to such Seller in
Schedule 2.1 (it being understood that Purchaser shall not be obligated to purchase any Shares unless all of the Shares are purchased).

                  (d) No Injunction. No injunction, temporary restraining order, judgment or other order or decree of any Governmental Authority shall have been issued or been entered and be in effect, nor shall any statute, rule or regulation have been enacted or promulgated and be in effect, which could prevent, materially delay or materially burden the transactions contemplated by this Agreement nor shall there be pending or threatened any material litigation or other proceeding with respect to the sale and purchase of the Shares.

                  (e) Opinion of Company's and Sellers' Counsel. Shackleford, Farrior, Stallings & Evans, counsel for the Company and the Sellers, shall have delivered to Purchaser an opinion, dated the Closing Date, substantially in the form of Exhibit C.

                  (f) Certificates. The Company shall furnish Purchaser with such certificates of its chief executive officer and others and the Sellers shall furnish Purchaser with such other certificates to evidence compliance with the conditions set forth in this Article IV as may be reasonably requested by Purchaser.

                  (g) HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

                  (h) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Escrow Agent, Purchaser and each Seller.

                  (i) Consulting and Non-Competition Agreement. Richard W. Roberson shall have entered into a five-year consulting and non-competition agreement substantially in the form of Exhibit D.

                  (j) Repayment of Heller Obligation. To the extent sufficient funds have been provided by Purchaser, the Heller Obligation shall have been paid in full; the Lenders shall have released all Encumbrances securing indebtedness under the Credit Agreement; and the Lenders shall have delivered to the Company and Purchaser the certificate and the Releases contemplated by Section 2.3(b).

                  (k) Financing. Purchaser shall have obtained from one or more banks or other financial institutions term loans or other debt facilities in an aggregate amount of not less than $45,000,000 to finance the acquisition of the Shares hereunder.

                  (l) Transfer Taxes. The Sellers shall have paid, or caused to be paid, all stock transfer and other transfer taxes required to be paid in connection with the sale and delivery to Purchaser of the Shares owned by Sellers, and shall have caused all appropriate stock transfer tax stamps to be affixed to the certificate or certificates representing the Shares so sold and delivered.

                  (m) FIRPTA Certificates. Either (i) each of the Sellers shall have delivered to Purchaser a valid certification described in Treas. Reg.
Section 1.1445-2(b)(2) or (ii) the Sellers shall have delivered to Purchaser a statement, issued by the Company no more than 30 days prior to the Closing Date, that satisfies the requirements of Treas. Reg. Section 1.1445-2(c)(3).

                  (n) Optionholder Consents. The Sellers shall furnish the Purchaser with consents executed by each Optionholder consenting to the payment of the Optionholders Amount as contemplated hereunder; and all Options shall have been canceled.

                  (o) Severance Schedule. The Sellers shall have furnished to the Purchaser a schedule of severance payments to be made by the Company and such schedule shall be reasonably satisfactory to Purchaser.

         4.2 Conditions to the Obligations of the Sellers. The obligations of the Sellers to consummate the sale of the Shares under this Agreement shall be subject to the satisfaction prior to or at the Closing of each of the following conditions precedent:

                  (a) Representations, Warranties and Covenants. All representations and warranties of Purchaser contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date as if such representations and warranties were made at and as of the Closing Date and Purchaser shall have performed all agreements and covenants required hereby to be performed by Purchaser prior to or at the Closing Date. There shall be delivered to the Sellers a certificate (signed by the President or a Vice President of Purchaser) to the foregoing effect.

                  (b) Consents. All consents, approvals and waivers from Governmental Authorities and other Persons necessary to permit the Sellers to consummate the transactions contemplated hereby or necessary to avoid a breach of, default under or termination of any Material Contract or Permit of the Company or any Subsidiary shall have been obtained.

                  (c) No Injunction. No injunction, temporary restraining order, judgment or other order or decree of any Governmental Authority shall have been issued or been entered and be in effect, nor shall any statute, rule or regulation have been enacted or promulgated and be in effect, which could prevent, materially delay or materially burden the transactions contemplated by this Agreement nor shall there be pending or threatened any material litigation or other proceeding with respect to the sale and purchase of the Shares.

                  (d) Certificates. Purchaser shall furnish the Sellers with such certificates of its chief executive officer and others to evidence compliance with the conditions set forth in this Article IV as may be reasonably requested by the Seller Representatives.

                  (e) HSR Act. The applicable waiting period, including any extension thereof, under the HSR Act shall have expired or been terminated.

                                    ARTICLE V

                                    Covenants

         5.1 Maintenance of Business and Preservation of Permits and Services. The Sellers shall use their best efforts to cause the Company and the Subsidiaries, and the Company shall use its best efforts, to diligently carry on the business of the Company and the Subsidiaries in the ordinary course consistent with past practice (including, without limitation, past practice relating to cash management). The Sellers shall use their best efforts to cause the Company and each Subsidiary and the Company shall use its best efforts, to
(i) preserve, protect and maintain all rights, properties and other assets necessary to permit the Company and each Subsidiary to conduct its business as presently conducted, (ii) to preserve their Material Contracts and material Permits in full force and effect, (iii) keep available the services of their present officers, employees, consultants and agents, (iv) maintain their present suppliers and customers and (v) preserve their goodwill. Sellers shall use their best efforts to prevent the Company and any Subsidiary from, and neither the Company nor any Subsidiary shall, close any of the retail stores currently in operation.

         5.2 Interim Operations of the Company. Following the date hereof and prior to the Closing (unless Purchaser shall otherwise agree in writing), the Company agrees that, and each Seller shall use all of his power, authority and discretion in respect of the Company and each Subsidiary to ensure that:

                  (a) the Company shall not (i) sell or pledge or agree to sell or pledge any stock owned by it in any Subsidiary; (ii) amend its Certificate of Incorporation or By-Laws; (iii) split, combine or reclassify the outstanding shares of capital stock of the Company; or (iv) declare, set aside or pay any dividend payable in cash, stock or property with respect to any class of capital stock;

                  (b) neither the Company nor any Subsidiary shall (i) issue, sell, pledge, dispose of or encumber any shares of, or securities convertible or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of, capital stock of any class of the Company or any Subsidiary or any other property or assets; (ii) except in the ordinary course of its business as conducted prior to the date hereof, transfer, lease, license, guarantee, sell, dispose of or create any Encumbrance with respect to any assets or incur or modify any indebtedness or other liability;
(iii) acquire directly or indirectly by repurchase or otherwise any shares of the capital stock of the Company or any Subsidiary; (iv) authorize any capital expenditures in excess of $50,000 in the aggregate; (v) except with respect to a sublease agreement with Doctor Porter at the Pembrook Pines, Florida store proposed to be entered into (if such sublease agreement is on customary terms), enter into any new sublease or management or consulting agreement with any Person, including without limitation any doctor of optometry or professional corporation of a doctor of optometry; (vi) enter into or renew any lease or other commitment to be performed over a period exceeding one year where the present value of payments to be made thereunder exceeds, individually or in the aggregate, $50,000, (vii) make any acquisition of, or investment in, assets or stock of any other Person except in the ordinary course of business; or (viii) enter into any other transaction with a third party involving assets or consideration having a value in excess of $50,000;

                  (c) neither the Company nor any Subsidiary shall (i) other than as contemplated in Section 5.9 hereof, grant any severance or termination pay to, or enter into any employment or severance agreement with, any Employee or Director or other Person; (ii) increase the compensation payable by the Company or any Subsidiary to any member of senior management of the Company or, except for normal periodic increases in the ordinary course of business, increase the compensation payable by the Company or any Subsidiary to any other Employee; or (iii) establish, amend, adopt, enter into, or make any new (or accelerate or otherwise modify any existing) grants or awards under, any Plan or award any bonus to any Employee or consultant;

                  (d) neither the Company nor any Subsidiary shall settle or compromise any material claims or litigation or modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims;

                  (e) neither the Company nor any Subsidiary shall make any tax election or permit any insurance policy naming it as a beneficiary or a loss payee to be canceled or terminated;

                  (f) the Company shall not write down or charge (without simultaneously reprovisioning) any reserve;

                  (g) the Purchaser shall be given reasonable prior notice of any proposed action or affirmative decision that is material or potentially material to the Company or any Subsidiary;

                  (h) no action or omission shall occur, or decision be made, in each case that is or would be material or potentially material to the Company or any Subsidiary, as to which Purchaser has objected; and

                  (i) neither the Company nor any Subsidiary shall authorize or enter into an agreement to do any of the foregoing.

         5.3 Access by Purchaser. Seller shall allow Purchaser during regular business hours through Purchaser's employees, agents and representatives, to make such investigation of the business, properties, books and records of the Company and the Subsidiaries, and to conduct such examination of their condition, as Purchaser reasonably deems necessary or advisable to familiarize itself with such business, properties, books, records, condition and other matters, and to verify the representations and warranties of the Sellers hereunder. No investigation by Purchaser or other information received by Purchaser shall operate as a waiver or otherwise affect any representation, warranty or other agreement given or made by the Sellers hereunder.

         5.4 Consents and Best Efforts. As soon as practicable after execution and delivery of this Agreement (and in no event more than 15 days after the date hereof), Purchaser and the Sellers shall make all filings required under the HSR Act. In addition, Purchaser and the Sellers will promptly furnish all information as may be required by the Federal Trade Commission and the Department of Justice under the HSR Act in order that the requisite approvals for the purchase and sale of the Shares pursuant hereto, and the transactions contemplated hereby, be obtained or to cause any applicable waiting periods to expire. The Company, the Sellers and Purchaser will, as soon as practicable (and in no event more than 15 days after the date hereof), commence to take all other action required to obtain as promptly as practicable all other necessary consents, approvals, authorizations and agreements of, and to give all notices and make all other filings with, any third parties, including Governmental Authorities, necessary to authorize, approve or permit the consummation of the transactions contemplated hereby, and to obtain, from each Optionholder a consent to the payment of the Optionholders Amount as contemplated hereunder, and the Company, Purchaser and the Sellers shall cooperate with each other with respect thereto. In addition, subject to the terms and conditions herein provided, each of the parties hereto covenants and agrees to use its reasonable best efforts to take, or cause to be taken, all action or do, or cause to be done, all things necessary, proper or appropriate to consummate and make effective the transactions contemplated hereby and to cause the fulfillment of the parties' obligations hereunder. Purchaser and the Sellers further agree that, subject to the terms and conditions of this Agreement, each of Purchaser and the Sellers shall use reasonable best efforts to cause the Closing to occur by September 30, 1996 or as promptly thereafter as practicable.

         5.5 Notification of Certain Matters. The Sellers and the Company shall C give prompt notice to Purchaser, and Purchaser shall give prompt notice to the Seller Representatives, of (i) the occurrence, or failure to occur, of any event which occurrence or failure- would be likely to cause any representation or warranty contained in this Agreement and required to be made by the notifying party to be untrue or inaccurate in any material respect any time from the date hereof to the Closing Date and (ii) any material failure of the Company, Purchaser or any Seller, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder, and each party shall use all reasonable efforts to remedy such failure.

         5.6 No Mergers, Consolidations, Sale of Stock, Etc. Neither the Company nor any Seller will, directly or indirectly, enter into negotiations relating to the sale or exchange of any Shares or the capital stock of any Subsidiary, the merger of the Company or any Subsidiary with, or the direct or indirect disposition of a significant amount of the Company's or any Subsidiary's assets or business to any Person other than Purchaser or its Affiliates or provide any assistance or any information to or otherwise cooperate with any Person in connection with any such inquiry, proposal or transaction. In the event that the Company or any Seller receives a solicited or unsolicited offer for such a transaction or obtains information that such an offer is likely to be made, the Company or such Seller will provide Purchaser with notice thereof as soon as practical after receipt thereof, including the identity of the prospective purchaser or soliciting party.

         5.7 Publicity. Between the date hereof and the Closing (or, if the Closing does not occur, the date this Agreement is terminated), Purchaser, the Company and the Seller Representatives agree to consult with each other and to coordinate the issuance of any press release or similar public announcement or communication, written or oral, in respect of the transactions contemplated by this Agreement; provided, however, that no party shall be restrained, after consultation with the others, from making such disclosure as it shall be advised by counsel is required by Applicable Laws.

         5.8 Filing Tax Return. Sellers agree to cause the Company to file prior to the Closing Date all required Tax Returns for the Company's fiscal year ended February 3, 1996.

         5.9 Severance Payments. Purchaser agrees with Sellers that Purchaser shall cause the Company, on and after the Closing Date, to make severance payments, which, when aggregated with any payments by the Purchaser or the Company for accrued vacation, shall not exceed $1,500,000 in the aggregate, to certain employees of the Company in accordance with the Term Sheet for Severance and Accrued Vacation Payments dated the date hereof and delivered by Sellers to the Purchaser.

         5.10 Sale-Leaseback Obligation Clarification Letter. Sellers agree to provide to Purchaser, at least ten Business Days prior to the Closing Date, a letter (the "Sale-Leaseback Obligation Clarification Letter") executed by an executive officer of Eckerd Corporation, in form and substance reasonably satisfactory to Purchaser, to the effect that the purchase price for any Sale-Leaseback Stores (as defined in the Sale Leaseback Lease) subject to mandatory purchase on February 1, 1999 (or within 10 days thereafter) pursuant to the terms of Section 1.4(c) of the Asset Purchase Agreement shall equal only the amount shown ($9,979,302 in the aggregate) on Schedule 1.4(c) attached to the First Amendment to Asset Purchase Agreement dated March 29, 1994 and shall not include any Early Termination Rent (as defined in the Sale-Leaseback Lease) or any other amounts due pursuant to the Sale-Leaseback Lease, the Trust Indenture and Security Agreement, the notes issued thereunder, or any notes issued in a refinancing thereof. Should Sellers not timely produce the Sale-Leaseback Obligation Clarification Letter in accordance with the terms of the prior sentence, Sellers agree that $275,000 of the Sellers Amount (after deducting payments to be made by Purchaser to the Escrow Agent for deposit into the Escrow Funds (as defined in the Escrow Agreement)) shall be deposited by Purchaser into a separate escrow account to pay for such Early Termination Rent or any other amounts due (other than the amount shown ($9,979,302 in the aggregate) on Schedule 1.4(c) of the First Amendment to Asset Purchase Agreement dated March 29, 1994) under the Sale-Leaseback Lease, the Trust Indenture and Security Agreement, the notes issued thereunder, or any notes issued in a refinancing thereof, in connection with the mandatory purchase of the Sale-Leaseback Stores. Sellers and Purchasers agree that normal transaction expenses (i.e., real estate transfer taxes, counsel fees, etc.) shall not be reimbursed by any payments out of the aforementioned escrow account. Such escrow will terminate and any remaining funds therein will be paid to Sellers on the last Business Day of March 1999.

         5.11 Further Assurances. Subject to the terms and conditions hereof, the parties hereto agree to use their respective best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper and advisable under Applicable Laws to consummate the purchase and sale of the Shares on the terms provided hereunder. In case at any time after the Closing any further action is necessary, proper or advisable to carry out the purposes of this Agreement, as soon as reasonably practicable the parties hereto shall take all such action to effectuate such purposes.

                                   ARTICLE VI

                                      Taxes

         6.1 Tax Periods Ending on or Before the Closing Date. The Purchaser shall request that KPMG prepare and file or cause to be filed all Tax Returns required to be filed after the Closing Date for the Company and the Subsidiaries in respect of the period beginning on February 4, 1996 and ending on the Closing Date. The Company and KPMG shall deliver a copy of each such Tax Return and any schedules, work papers and other documentation then available that are relevant to the preparation of such Tax Return to Purchaser and to such accountants as Purchaser may designate for their review and approval, which may not be unreasonably withheld, not less than 30 days prior to the date on which such Tax Return is required to be filed. If Purchaser objects to any items reflected on such Tax Returns, KPMG and Purchaser shall attempt to resolve the disagreement. If the parties are unable to resolve the disagreement, the dispute shall be referred to Price Waterhouse LLP or another internationally recognized firm of independent public accountants having no material relationship with Purchaser, Company, any Seller or any of their respective Affiliates, as to which the Seller Representatives and Purchaser mutually agree, whose determination shall be binding upon the parties. The fees and expenses of Price Waterhouse LLP shall be borne equally by the Sellers and Purchaser.

         6.2 Tax Periods Beginning Before and Ending After the Closing Date. Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns of the Company and the Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date.

         6.3      Cooperation on Tax Matters.

                  (a) Purchaser, the Company and the Subsidiaries and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Company and the Subsidiaries and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Purchaser or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company and the Subsidiaries or Sellers, as the case may be, shall allow the other party to take possession of such books and records.

                  (b) Purchaser and the Sellers further agree, upon request, to use their best efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (c) Purchaser and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Section 6043 of the Code and all Treasury Department Regulations promulgated thereunder.

         6.4 Tax Sharing Agreements. Any tax sharing or similar agreements with respect to or involving the Company and the Subsidiaries shall be terminated as of the Closing Date and, after the Closing Date, the Company and the Subsidiaries shall not be bound thereby or have any liability thereunder.

         6.5 Certain Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement (including any New York State and City real property transfer and gains taxes and any similar taxes imposed in other states or political subdivisions thereof), shall be paid by the Sellers when due; the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees; and, if required by applicable law, Purchaser will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

                                   ARTICLE VII

                          Survival and Indemnification

         7.1 Survival of Representations, Warranties and Covenants. All representations and warranties of the parties contained in this Agreement, including any Schedules made a part hereof, and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing or the Closing Date, shall survive the Closing hereunder for a period of two years following the Closing Date, except for (a) the representations and warranties set forth in Section 3.1(1) (relating to Financial Information), which shall survive until the date that is 90 days after the completion of the annual audit of the Company for the fiscal year ending in January 1997, (b) the representations and warranties set forth in Section 3.1(q) (relating to Taxes), which shall survive for a period of three years following the Closing Date, except to the extent that any inaccuracy in the representations and warranties set forth in Section 3.1(q) relates, or relate, to (i) a false or fraudulent return with intent to evade tax (within the meaning of Section 6501(c)(1) of the Code), (ii) a willful attempt in any manner to defeat or evade tax (within the meaning of Section 6501(c)(2) of the Code), (iii) the failure to file a return or (iv) a substantial omission described in Section 6501(e) of the Code, in which case Section 3.1(q) shall survive until the expiration (with valid extensions) of the applicable statute(s) of limitations and (c) the representations and warranties set forth in Sections 3.1(a), 3.1(c), 3.1(d) and 3.1(g), which shall survive indefinitely. Any covenant or other agreement herein any portion of the performance of which may or is specified to occur after the Closing shall survive the Closing hereunder indefinitely or for such lesser period of time as may be specified therein.

         7.2      Indemnification by the Sellers.

                  (a) Indemnification. Each Seller, severally, based on such Seller's Pro Rata Share, and not jointly, agrees to indemnify and hold harmless Purchaser and each of its officers, directors, subsidiaries, affiliates, controlling persons, successors and permitted assigns, and the Company and the Subsidiaries (each of the foregoing being an "Indemnified Party"), from and against any and all direct and indirect costs, claims, judgments, assessments, deficiencies, penalties and interest, damages, losses, liabilities, and expenses (including, without limiting the generality of the foregoing, reasonable attorneys' fees and disbursements), together with any costs or expenses incurred to investigate the same or enforce the provisions hereof (collectively, "Losses"), arising out of, based upon, relating to or resulting from (i) the inaccuracy of any representation and warranty by the Company or the Sellers set forth herein or in any closing certificate delivered by the Company or any Seller or (ii) the failure by the Sellers or the Company to perform any covenant contained in this Agreement; provided, however, that to the extent that the representations and warranties contained in Sections 3.1(a), (d), (e), (f) and (g) relate solely to a Seller in its individual (or fiduciary) capacity, such Seller severally indemnities and holds harmless the Indemnified Persons for all Losses arising out of, based upon, relating to or resulting from, the inaccuracy of any such representation and warranty only insofar as it relates solely to such Seller in its individual (or fiduciary) capacity.

                  (b) Limitations on Indemnification. The Sellers shall not indemnify or hold harmless the Indemnified Parties, and no Indemnified Party shall seek reimbursement or indemnification from the Sellers for, Losses that arise out of or result from any of the events or conditions set forth in Section 7.2(a) unless such Losses aggregate more than $300,000 (the "Threshold") (except in the case of Losses arising out of, based upon, relating to or resulting from the inaccuracy of any representation and warranty set forth in Section 3.1(q) (relating to Taxes), in which case the Threshold shall equal $0) but then shall be entitled to full recovery for all such Losses if such threshold is exceeded. Subject to Section 7.5, the Sellers shall have no obligation to pay to the Indemnified Parties more than $3,000,000 for any such Losses. With respect to any inaccuracy of the representations and warranties set forth in Section 3.1(s) (relating to Environmental Laws), Purchaser agrees to cause the Company to first pursue any available remedies under the indemnity provisions of the Asset Purchase Agreement. Any Loss arising from the inaccuracy of any representations and warranties set forth in Section 3.1(s) shall be mitigated (on a dollar for dollar basis) by any payment received from Eckerd Corporation pursuant to such indemnity with respect to a claim relating to such representations and warranties.

                  (c) No Contribution. None of the Sellers shall have any right to seek contribution from any Indemnified Party with respect to all or any part of the Sellers' indemnification obligations under this Section 7.2.

         7.3      Other Limitations on Indemnification. The parties agree that

                  (a) no Indemnified Party may recover under Section 7.2(a) any Losses relating to an event or condition in respect of which an adjustment to the Share Purchase Price for the fall amount of such Losses shall have been made pursuant to Section 2.4 of this Agreement;

                  (b) Losses shall be calculated net of any recoveries from third parties properly allocable to such Losses and received by the Indemnified Party; and

                  (c) all Losses subject to indemnification hereunder shall be determined net of any cash tax benefit actually realized by the Indemnified Party or including any tax liability incurred by the Indemnified Party, as the case may be, resulting from such Losses.

         7.4      Method of Asserting Claims, Etc.

                  (a) All claims for indemnification by any Indemnified Party hereunder shall be asserted and resolved as set forth in this Section 7.4. In the event that any written claim or written demand for which an Indemnifying Party would be liable to any Indemnified Party hereunder is asserted against or sought to be collected from any Indemnified Party by a third party, such Indemnified Party shall promptly, but in no event more than 15 days following such Indemnified Party's receipt of such claim or demand, notify the Indemnifying Party of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not in any manner prejudice the right of the Indemnified Party to indemnification to the fullest extent provided hereunder) (the "Third Party Claim Notice") and in the event that an Indemnified Party shall assert a claim for indemnity under this
Article VII not including a third party claim, the Indemnified Party shall notify the Indemnifying Party promptly following its discovery of the facts or circumstances giving rise thereto (together, with a Third Party Claim Notice, a "Claim Notice"); provided, that no such notice need be provided to the Indemnifying Party if the applicable Threshold has not been exceeded and will not be exceeded by such claim or demand; and provided, further, that the failure to notify on the part of the Indemnified Party in the manner set forth herein shall not foreclose any rights otherwise available to such Indemnified Party hereunder, except to the extent that the Indemnifying Party is materially prejudiced by such failure to notify. The Indemnifying Party shall have 30 days from the personal delivery or mailing of the Third Party Claim Notice (except that such a period shall be decreased to a time 10 days before a scheduled appearance date in a litigated matter) (the "Notice Period") to notify the Indemnified Party (i) whether or not the Indemnifying Party disputes the liability of the Sellers to the Indemnified Party hereunder with respect to such claim or demand and (ii) whether or not it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Threshold is exceeded. All costs and expenses incurred by the Indemnifying Party in defending such claim or demand shall be a liability of, and shall be paid by, the Indemnifying Party; provided, however, that the amount of such expenses shall be a liability of the Indemnifying Party subject to the limitations set forth in Section 7.2(b). In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claim or demand, which it shall not be entitled to do until the Threshold is exceeded and except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings and by counsel reasonably acceptable to the Indemnified Party, provided that the Indemnifying Party proceeds in good faith, expeditiously and diligently. If any Indemnified Party desires to participate in, but not control, any such defense or settlement as to which the Indemnifying Party has assumed the defense in accordance with the foregoing, it may do so at its sole cost and expense. The Indemnified Party shall not settle a claim or demand without the consent of the Indemnifying Party. The Indemnifying Party shall not, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any such claim or demand (including, without limitation, in connection with any audit, adjustment or assessment relating to Taxes) on a basis that (i) would result in the imposition of a consent order, injunction or decree which would restrict the future activity or conduct of, or (ii) would otherwise have a Material Adverse Effect on, the Indemnified Party or any subsidiary or Affiliate thereof. If the Indemnifying Party elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or, if the same be contested by the Indemnified Party, then that portion of any such claim or demand as to which such defense is unsuccessful (and all reasonable costs and expenses pertaining to such defense) shall be the liability of the Indemnifying Party hereunder, subject to the limitations set forth in Section 7.2(b). To the extent the Indemnifying Party shall control or participate in the defense or settlement of any third party claim or demand, the Indemnified Party will give to the Indemnifying Party and its counsel reasonable access to all business records and other documents relevant to such defense or settlement, and shall permit them upon reasonable request to consult with the employees and counsel of the Indemnified Party. The Indemnified Party shall use its best efforts in the defense of all such claims, and in connection therewith shall be entitled to reimbursement by the Indemnifying Party of expenses directly related to efforts undertaken at the specific request of the Indemnifying Party.

                  (b) In the event that an Indemnified Party shall assert a claim under Section 7.2(a) for indemnification by the Sellers (or any individual Seller), whether including a third party claim or otherwise, such claim shall be governed by the procedures set forth in Section 7.4(a) and subject to the limitations set forth in Section 7.2(b) and, if made prior to the second anniversary (third anniversary for claims arising out of, based upon, relating to or resulting from the inaccuracy of any representation and warranty set forth in Section 3.1(q) (relating to Taxes)) of the Closing Date, (i) shall be asserted against the Escrowed Indemnification Fund (in accordance with the terms of the Escrow Agreement) to the extent of any amounts then remaining and not then deliverable in respect of or reserved against another claim hereunder, by the additional delivery of the Claim Notice to the Escrow Agent and (ii) to the extent such claim otherwise satisfies the terms and conditions for reimbursement under the Escrow Agreement, shall be paid from such Escrowed Indemnification Fund then available.

         7.5      Other Remedies. The indemnification provisions of this
Article VII shall constitute the exclusive remedy for any post-Closing claims for the events or conditions set forth in Section 7.2(a) (and such claims shall be payable solely from the Escrowed Indemnification Fund), except for claims arising (i) out of any breach of the provisions of this Article VII or the Escrow Agreement and (ii) under Applicable Law for any act or omission constituting fraud or fraudulent misrepresentation by any party hereto (including, without limitation, those acts or omissions referred to in Section 7.1(b)(i), (ii)2(iii) and (iv)).

                                  ARTICLE VIII

                                  Miscellaneous

         8.1 Payment of Expenses. Except as expressly provided in Sections 2.4(c), 4.1(1) and 6.1, whether or not the transactions contemplated by this Agreement shall be consummated, each party hereto shall pay all of his or its own out-of-pocket and other expenses (including, without limitation, reasonable attorneys' fees and disbursements) incident to preparing for, entering into and carrying out this Agreement; provided, however, that the Company shall pay all such out-of-pocket and other expenses reasonably incurred by Sellers (including the reasonable prepaid fees of KPMG relating to KPMG's preparation of Tax Returns as contemplated in Section 6.1) to the extent that they have been accrued and paid prior to the Closing Date. Purchaser shall pay the fees and expenses of KPMG in connection with KPMG's audit of the Closing Financial Statements to the extent that such fees and expenses do not exceed the lesser of
(a) customary audit fees consistent with KPMG's past practice with the Company and (b) $38,750.

         8.2 Waiver of Conditions. The conditions to each party's obligations to consummate the transactions contemplated hereby are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by Applicable Laws. Any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

         8.3 Seller Representatives. The Seller Representatives are hereby appointed by each Seller to act for the Sellers in connection with the transactions contemplated by this Agreement, and any action under or in respect of this Agreement taken by any one or more of the Seller Representatives shall be binding upon all the Sellers, and any such action taken by one of the Seller Representatives shall be binding upon the other, and any such action may be relied on by Purchaser as a duly authorized action taken on behalf of, and binding upon, all Sellers. Each Seller agrees that any payment due to a Seller made by the Purchaser or the Escrow Agent to a Seller Representative shall discharge the obligation of the Purchaser and/or the Escrow Agent to such Seller.

         8.4 Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned:

                  (a) by the Purchaser, within seven Business Days after the date of this Agreement, if, during such period, the Purchaser shall have determined that the Visionworks, Inc. Lease Summary provided to the Purchaser by the Sellers is inaccurate in any material respect, including, without limitation, any material inaccuracy as to the terms of any lease described in such Lease Summary;

                  (b) by either the Sellers or Purchaser, by written notice to the other party or parties, if the conditions to such parties' obligations set forth in Article IV have not been or could not be satisfied on or before October 31, 1996 (unless waived by the party entitled to the benefit thereof) except that, where such failure to so satisfy the conditions set forth in Article IV results solely from the failure to satisfy the conditions set forth in Sections 4.1(b) or 4.2(b), such date shall be extended to November 30, 1996; or

                  (c) by mutual agreement of Purchaser and the Seller Representatives;

in either case, without liability of any party hereto; provided, however, that nothing herein shall relieve any party from liability for any breach of this Agreement prior to such termination and no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder, or (ii) any knowing misrepresentation made by such party of any matter set forth herein; and provided further that, notwithstanding any termination of this Agreement, the provisions of Sections 5.7 (Publicity) and
8.1 (Expenses) shall continue in full force and effect. In the event that this Agreement shall be terminated by Purchaser pursuant to clause (a) above solely as a result of the failure of the condition set forth in Section 4.1(k) to be satisfied, Purchaser shall pay to the Sellers $1,000,000, which payment shall be the sole and exclusive remedy of the Sellers hereunder for the failure of such condition.

         8.5 Schedules. The inclusion of any matter in any Schedule to this Agreement shall be deemed to be an inclusion for all purposes of this Agreement, including each representation and warranty to which it may relate.

         8.6 Counterparts. For the convenience of the parties hereto, this Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

         8.7 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

         8.8 Notices. Any notice, request, instruction or other document to be given hereunder shall be in writing and shall be given by hand delivery, courier service, facsimile transmission or telex (with confirmation of receipt) at the following addresses, or at such other addresses as the parties may designate by written notice in the manner aforesaid:


         If to Purchaser:

                  Eye Care Centers of America, Inc.
                  11103 West Avenue
                  San Antonio, TX 78213
                  Attention:  Mark T. Pearson
                  Facsimile:  (210) 524-6996

         With copies to:

                  Desai Capital Management Incorporated
                  540 Madison Avenue
                  New York, New York 10022
                  Attention:  Timothy R. Kelleher
                  Facsimile:  (212) 838-9807

                  and

                  Sullivan & Cromwell
                  125 Broad Street
                  New York, New York 10004
                  Attention:  Earl D. Weiner, Esq.
                  Facsimile:  (212) 558-3588

         If to the Sellers:

                  Richard W. Roberson
                  1330 Preservation Way
                  Oldsmar, Florida 34677
                  Telephone:  (813) 524-6200

         With copies to:

                  Shackleford, Farrior, Stallings & Evans
                  501 East Kennedy Boulevard, Suite 1400
                  Tampa, Florida 33601
                  Attention:  John I. Van Voris
                  Facsimile:  (813) 273-5145

                  and

                  CGW Southeast Partners 1, L.P.
                  Twelve Piedmont Center, Suite 210
                  Atlanta, GA 30305
                  Attention:  Edwin A. Wahlen, Jr.
                  Facsimile:  (404) 816-3258

         8.9 Entire Agreement, etc. This Agreement (i) constitutes the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties, both written and oral, among the parties, with respect to the subject matter hereof; (ii) shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors and permitted assigns and, in the case of each Seller which is a trust, upon the successors or distributees thereof; (iii) is for the benefit only of such parties and is not intended to create any obligations to, or rights in respect of, any other persons or entities other than Indemnified Parties; and (iv) shall not be assignable by operation of law or otherwise, except to any Person or Persons directly or indirectly controlling, controlled by or under common control with Purchaser that has or together have a net worth at least equal to that of Purchaser at the time of such assignment; provided, however, that, after the Closing Date, Purchaser may assign its interest in this Agreement to any Person.

         8.10 Injunctive Relief. The Sellers and Purchaser acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent or cure breaches of the provisions of this Agreement, this being in addition to any other remedy to which they may be entitled by law or equity.

         8.11 Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

         8.12 Termination of Company Shareholders Agreement. By execution hereof, each Seller agrees to the termination, effective as of the Closing Date, of the Shareholders Agreement, dated as of March 28, 1994, relating to the ownership by the Sellers of the Shares, in compliance with Section 10.1 thereof and, notwithstanding anything to the contrary contained in such Shareholder's Agreement, each Seller hereby consents to the transactions contemplated by this Agreement.

         IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto on the date first hereinabove written.


                                            EYE CARE CENTERS OF AMERICA, INC.


                                            /s/ Bernard W. Andrews
                                            ------------------------------------
                                            By:      Bernard W. Andrews
                                            Title:   President/C.E.O.


                                            VISIONWORKS HOLDINGS, INC.

                                            /s/Richard W. Roberson
                                            ------------------------------------
                                            By:      Richard W. Roberson
                                            Title:   President


                                            SELLERS

                                            CGW SOUTHEAST PARTNERS, I.L.P.
                                                 As General Partner

                                            /s/Edwin A. Wahlen, Jr.
                                            ------------------------------------
                                            By: Edwin A. Wahlen, Jr.
                                            Title: Managing Director


                                            /s/Richard W. Roberson
                                            ------------------------------------
                                            Richard W. Roberson


                                            RICHARD W. ROBERSON
                                            1996 IRREVOCABLE TRUST

                                            /s/ Linda J. Roberson
                                            ------------------------------------
                                            By:  Linda J. Roberson, as Trustee
                                            for the  Richard W. Roberson, 1996
                                            Irrevocable Trust

                                            /s/ Roxanne L. Roberson
                                            ------------------------------------
                                            By:  Roxanne L. Roberson, as Trustee
                                            for the  Richard W. Roberson, 1996
                                            Irrevocable Trust

                                            /s/ Samuel G. Wright
                                            ------------------------------------
                                            By:  Samuel G. Wright, as Trustee
                                            for the  Richard W. Roberson, 1996
                                            Irrevocable Trust

                                            SUNBANK/SOUTH FLORIDA N.A. AND BURL
                                            F. GEORGE AS CO-SUCCESSOR TRUSTEES
                                            FOR JOHN G. BULL UNDER AGREEMENT
                                            DATED DECEMBER 17, 1993, IRREVOCABLE

                                            SunBank/South Florida National
                                            Association, as Co-Successor
                                            Trustee:

                                            /s/ Steven L. Tinkler
                                            ------------------------------------
                                            By:      Steven L. Tinkler
                                            Title:   Senior Trust Officer

                                            /s/ Burl F. George
                                            ------------------------------------
                                            Burl F. George, Co-Successor Trustee

                                            /s/ Wallace Whitley
                                            ------------------------------------
                                            Wallace Whitley


                                            /s/ Larence Park
                                            ------------------------------------
                                            Larence Park

                                            /s/ Sharon R. Brown
                                            ------------------------------------
                                            Sharon R. Brown

                                            /s/ Susan B. Carroll
                                            ------------------------------------
                                            Susan B. Carroll

                                            /s/ George E. Gebhardt
                                            ------------------------------------
                                            George E. Gebhardt

                                            /s/ Michael B. Lautenbach
                                            ------------------------------------
                                            Michael B. Lautenbach